Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-262634) of DZS Inc.,

(2) Registration Statements (Form S-8 No. 333-263395, 333-254218, 333-246295, 333-230236, 333-228276, 333-221568, 333- 202580, 333-194334, 333-180148, 333-172876, 333-165510, 333-158009, 333-155321, 333-149598, 333- 141153, 333-132336, 333-123369) pertaining to the 2017 Incentive Plan of DZS Inc., 2001 Stock Incentive Plan of DZS Inc. and 2018 Employee Stock Purchase Plan of DZS Inc.

of our reports dated March 10, 2023, with respect to the consolidated financial statements of DZS Inc. and subsidiaries and the effectiveness of internal control over financial reporting of DZS Inc. included in this Annual Report (Form 10-K) of DZS Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Dallas, Texas

March 10, 2023